UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2014

LVB ACQUISITION, INC.
BIOMET, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware Indiana	000-54505 001-15601	26-0499682 35-1418342
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

56 East Bell Drive
Warsaw, Indiana 46582
(Address of Principal Executive Offices, Including Zip Code)

(574) 267-6639
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 14, 2014, Michael Dal Bello resigned from the Board of Directors, the Audit Committee of the Board of Directors and Compensation Committee of the Board of Directors of each of LVB Acquisition, Inc. and Biomet, Inc. (collectively, the “Company”). Mr. Dal Bello did not resign in connection with any disagreement with the Company or its management.
Effective on February 14, 2014, the Board of Directors appointed Timur Akazhanov as a director to serve out Mr. Dal Bello’s term. Mr. Akazhanov is an Associate at The Blackstone Group (“Blackstone”), one of the four investment firms that collectively and indirectly, through their affiliation with various private equity funds, control LVB Acquisition Holding, LLC, which in turn controls the Company. Pursuant to the Amended and Restated Limited Liability Company Operating Agreement of LVB Acquisition Holding, LLC, Blackstone has the right to nominate two directors to our Board of Directors. Mr. Dal Bello had been previously designated by Blackstone to serve on our Board of Directors and Blackstone has notified the Company that it is designating Mr. Akazhanov to fill the vacancy resulting from Mr. Dal Bello’s resignation.
On February 14, 2014, J. Pat Richardson resigned his position as Vice President and Corporate Controller in order to become the Company’s Vice President, Investor Relations.  In connection with this transition, Mr. Richardson resigned from his position as principal accounting officer.  Also on February 14, 2014, the Company designated Daniel P. Florin as the Company’s principal accounting officer. Mr. Florin, age 49, has been Senior Vice President and Chief Financial Officer of the Company since June 2007. Prior thereto, Mr. Florin served as Vice President and Corporate Controller for Boston Scientific Corporation since 2001. Prior to being appointed as Corporate Controller in 2001, Mr. Florin served in financial leadership positions within Boston Scientific Corporation and its various business units since July 1995 and was with C. R. Bard from October 1990 through June 1995.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.
Date: February 21, 2014

LVB ACQUISITION, INC.

/s/ Bradley J. Tandy
By:	Bradley J. Tandy
Its:	Senior Vice President, General Counsel and Secretary

BIOMET, INC.

/s/ Bradley J. Tandy
By:	Bradley J. Tandy
Its:	Senior Vice President, General Counsel and Secretary